[Agway Logo]


March 6, 2002

Dear Agway Members and Investors:

     Today,  we are  announcing  details of a  comprehensive  plan  designed  to refocus Agway for long-term success and significantly strengthen your Cooperative. This plan focuses our capital resources on businesses in which we believe we can compete and win. It unlocks capital resources from businesses we are choosing to exit. And it allows us to substantially reduce debt over the next few years.

     This plan was arrived at after a long and careful process. We took a hard look at each Agway business and the capital resources needed to grow them. We concluded that we couldn't continue to be in all of the businesses that we are in today. The capital resources we do have available to us are best used for businesses where we are well-positioned for profitability, future growth and service to our farm and other customers.

     Going forward, Agway's focus will be on four selected business segments. These businesses, which have combined annual sales exceeding $1 billion, have a clear history and connection to our farm and cooperative heritage. Our focus and commitment of resources will center on the following business segments:

     ANIMAL FEED AND NUTRITION: Agway is the number one supplier of animal feed products in the Northeast, and a long-time leader in technical expertise and product innovation. The restructuring of this business, undertaken last year, positions us to focus exclusively on serving our feed customers in this market. While dairy farms continue to consolidate, there is still a large feed market to be served. Given Agway's market share and the positive changes we are making in this business, we believe that our feed business has significant potential for future growth, profitability and enhanced service to its farm customers. The feed business continues to be an important part of who we are as a Cooperative.

     ENERGY PRODUCTS: Agway Energy Products (AEP) has been a cornerstone of the Cooperative since 1936. While still providing thousands of farmers with their energy needs, AEP has built upon the Cooperative's strong reputation to become a leading provider of fuel and energy equipment in the Northeast, serving nearly 500,000 farms, homes and businesses. Our energy business has a strong history of earnings and is well-positioned for growth and continued profitability.

     FRESH PRODUCE: Providing fresh produce to consumers in various market segments is a tangible way to "link what farmers produce with what consumers want." Our Country Best Produce business is a leading provider of potatoes, onions and other fresh produce to large chain store customers in the Eastern United States. Through an integrated network of fresh produce operations, Country Best is uniquely positioned to meet the needs of major grocers and foodservice customers. We usually make good earnings in this business and we are very optimistic about the future of this business segment, since fresh produce is an important and fast growing category in the grocery sector.

     AGRICULTURAL TECHNOLOGIES: This segment consists of new technologies that complement our feed and produce segments. The businesses in this segment include CPG Nutrients, which developed and manufactures Optigen(R) 1200, a concentrated source of controlled release nitrogen for dairy cows; and CPG Technologies, the developer of FreshSeal(TM) food preservation products. While these technologies are relatively new, we continue to receive positive responses in the marketplace and we believe that both of these businesses have significant potential for the future.



             AGWAY INC., PO BOX 4933, SYRACUSE, NEW YORK 13221-4933

     At the same time, we have also made decisions regarding businesses that Agway, for the various reasons discussed below, is taking steps to exit. The sale of these businesses would result in a stronger capital structure for Agway by allowing us to realize significant value from them. The value from these businesses would be used primarily to restructure Agway's capital and substantially reduce the Cooperative's debt. In addition, we believe each of these businesses has greater potential for growth and long-term success with owners who will dedicate appropriate resources to them. The businesses we are taking steps to exit are:

     AGRONOMY: Agway's agronomy business (fertilizer, crop protectants and farm seed) is seasonal, asset intensive and part of a rapidly changing and consolidating industry. We do not have the resources to be a consolidator in this industry. Last year, in recognition of significant market changes, we closed many of our crops centers in New England, New York and Pennsylvania. Today, most of our Agronomy business consists of operations acquired by Agway since 1988. As this market has shifted away from the traditional Agway territory, sales to Agway members have also declined. We believe, however, that there is significant value in our agronomy business that may be realized through a sale of the agronomy business to a buyer who is better positioned to participate in this changing environment. Agway has engaged the investment banking firm AgriCapital Corporation to assist us in finding an appropriate buyer for this business.

     SEEDWAY: The seed industry has also changed dramatically since we first acquired this business in 1987. Seedway sells turf, vegetable and farm seed. While profitable, continued growth and success in this business would require a commitment of resources in the future. Given its relationship to agronomy - and our decision to reposition away from this area - we believe it is best to divest of this entity now and recapture the value we have built in this business over the last decade. AgriCapital will also assist in finding an appropriate buyer for Seedway.

     TELMARK: Beginning as a small agricultural leasing company started by Agway in 1964, Telmark has evolved into a national lease financing source for farming, forestry, construction and other rural businesses. With a lease portfolio now totaling more than $700 million, Telmark's growth is dependent on ready access to capital. Today, Telmark dividends to Agway are limited so that Telmark retains its earnings to support its natural growth and to optimize its ability to attract debt capital. This approach has been appropriate to date and would be for the near-term future if Agway were to keep Telmark. Given Telmark's size, however, its potential for future growth would be better with an owner that can more readily access capital markets (in particular, the equity capital markets) than Agway can as a cooperative. Telmark has a strong history of earnings growth and is considered an extremely attractive business in an industry that continues to consolidate around large financial companies. The sale of Telmark is designed to allow Agway to maximize its value in Telmark by converting this asset into cash, which can be directly applied to restructuring Agway's capital and reducing long-term debt. It would also enable Telmark to continue to grow and prosper. We have engaged the investment banking firm Goldman Sachs & Co. to assist us finding an appropriate buyer for Telmark.

     AGWAY INSURANCE: Serving the insurance needs of farmers and other rural customers in ten states, the insurance company has developed a successful market niche. This business is profitable, but operates at a competitive disadvantage to larger and better capitalized companies. We believe it is in the long-run best interest of both Agway and the insurance company for Agway Insurance to be associated with another entity that is able to focus capital resources on growing the business. Now is an appropriate time to explore that change and recognize the greatest value for Agway. We have engaged the investment banking firm Capital Formation Group of Rochester to assist us in finding an appropriate buyer for this business.

     The plan we are announcing today is very different from previous initiatives. It enables us to focus on a select group of businesses, restructure our capital and pay down debt. We are confident that this plan will strengthen Agway's overall financial position.

     With the announcement of this plan, we are required by generally accepted accounting principles to report the businesses that we are taking steps to exit as "discontinued operations" and to immediately recognize any anticipated losses on the sales of any of those businesses. Since we expect we will have losses related to the sales of certain businesses, we anticipate reporting in mid-May a significant one-time loss for the quarter ending March 31, 2002. These losses could be offset in future quarters to the extent any gains are realized on final sales of Agronomy, Seedway, Telmark and Insurance. Until these discontinued businesses are sold, income or losses from these operations will be reported each quarter as it occurs.

     The anticipated financial impact of our plan will be more fully described in the quarterly report we will file with the Securities and Exchange Commission for the quarter ending March 31, 2002. We will temporarily stop selling our Agway Securities to the public until we file this report.

     We appreciate your support of Agway. We look forward to serving the needs of Northeast agriculture in a new way. Should you have questions on how this plan may affect your farm business, please do not hesitate to contact your Agway salesperson or me. My email address is dcardarelli@agway.com.

     Sincerely,

     /S/ Donald P. Cardarelli

     Donald P. Cardarelli
     President & CEO





















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Forward  Looking  and  Cautionary  Statement - Some of the  information  in this
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document  contains  projections or other  forward-looking  statements  regarding future events or the future financial performance of the Company. Agway wishes to caution you that these statements are only predictions and that actual events or results may differ materially. Agway refers you to the documents the Company
files  from  time  to  time  with  the  Securities   and  Exchange   Commission,
specifically, the Company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in Agway's projections or forward looking statements.
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